Exhibit 13
                                   ------- --

                         Milbank, Tweed, Hadley & McCloy
                             1 Chase Manhattan Plaza
                            New York, New York 10005




                                January 7, 1997


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

                  Re:      Form U-1 Application-Declaration
                           File No. 70-8557

Dear Sirs:

                  We refer to the Form U-1 Application-Declaration (File
No. 70-8557) under the Public Utility Holding Company Act of
1935, as amended (the "Application-Declaration"), filed by Central and South West Corporation ("CSW"), a Delaware corporation and a registered public utility holding company, Central Power and Light Company ("CPL"), Public Service Company of Oklahoma ("PSO"), Southwestern Electric Power Company ("SWEPCO"), West Texas Utilities Company ("WTU") and Central and South West Services, Inc. ("CSWS"). CPL, PSO, SWEPCO, WTU and CSWS are sometimes hereinafter referred to as the "Subsidiaries." The Application-Declaration relates to the proposed continuation and modification of the previously authorized short-term borrowing program and CSW System Money Pool (the "Money Pool"). Proposed transactions under the Money Pool include (i) issuance and sale of commercial paper by CSW to dealers, (ii) issuance and sale of commercial paper by CSW directly to financial institutions, (iii) issuance of notes by CSW or the Subsidiaries to banks in connection with bank borrowings, (iv) loans by CSW and the Subsidiaries to Subsidiaries borrowing through the Money Pool, (v) related borrowings by one or more of the Subsidiaries from time to time through the Money Pool from one or more of the Subsidiaries or CSW pursuant to open account advances or the issuance upon demand of promissory notes by the respective Subsidiaries to evidence such borrowings and (vi) securing certain borrowings under the Money Pool by a subordinated lien on certain assets of the borrowing company, all as described in the Application-Declaration and the exhibits thereto (collectively, the "Transactions"). We have acted as special counsel for CSW and the Subsidiaries in connection with the Transactions and, as such counsel, we are familiar with the corporate proceedings taken and to be taken by CSW and the Subsidiaries in connection with the Transactions as described in the Application- Declaration.

                  We have examined originals, or copies certified to our satisfaction, of such corporate records of CSW and the Subsidiaries, certificates of public officials, certificates of officers and representatives of CSW and the Subsidiaries and other documents as we have deemed it necessary to require as a basis for the opinions hereinafter expressed. In such examination we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. As to various questions of fact material to such opinions we have, when relevant facts were not independently established, relied upon certificates by officers of CSW and the Subsidiaries and other appropriate persons and statements contained in the Application-Declaration.

                  Based upon the foregoing, and having regard to legal considerations which we deem relevant, we are of the opinion that, in the event that the proposed Transactions are consummated in accordance with the Application-Declaration, as it may be amended, and subject to the assumptions and conditions set forth below:

                           1. CPL, WTU and CSWS are validly organized and duly
                   existing under the laws of the State of Texas, CSW and SWEPCO are validly organized and duly existing under the laws of the State of Delaware and PSO is validly organized and duly existing under the laws of the State of Oklahoma.

                          2. All state laws applicable to the proposed
                  Transactions will have been complied with.

                           3. CSW and the Subsidiaries, as lenders, will legally
                  acquire any promissory notes of the Subsidiaries issued in connection with borrowings through the Money Pool.

                           4. The commercial paper and other notes proposed to
                  be issued by CSW and the notes proposed to be issued by the Subsidiaries to CSW and to other Subsidiaries will be valid and binding obligations of CSW or the Subsidiaries, as the case may be, in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium of other similar laws affecting the enforcement of creditors' rights generally and the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                           5. The consummation of the proposed Transactions will
                  not violate the legal rights of the holders of any securities issued by CSW or the Subsidiaries or any associate company thereof.

                 The opinions expressed above in respect of the Transactions described in the Application-Declaration are subject to the following assumptions or conditions:

                           a. The Transactions shall have been duly authorized
                  and approved to the extent required by state law by the Board of Directors of CSW and each of the Subsidiaries.

                           b. The Securities and Exchange Commission shall have
                  duly entered an appropriate order or orders granting and permitting the Application-Declaration to become effective with respect to the Transactions described therein.

                           c. The Transactions shall have been accomplished in
                  accordance with required approvals, authorizations, consents, certificates and orders of any state commission or regulatory authority with respect to the consummation of the Transactions and all such required approvals, authorizations, consents, certificates and orders shall have been obtained and remain in effect.

                          d. The commercial paper and other notes proposed
                  to be issued by CSW and the Notes proposed to be issued by the Subsidiaries to CSW and to the other Subsidiaries shall be substantially in the forms attached as exhibits to the Application-Declaration and shall be properly completed and executed and, where required, countersigned.

                           e. The rate of interest on the commercial paper and
                  notes that are the subject of the Application- Declaration shall not exceed the interest rate permitted by applicable state and federal law.

                           f. Borrowing through the Money Pool will not
                  exceed those levels permitted from time to time by the borrowing Subsidiary's Articles or Certificate of Incorporation.

                           g. No act or event other than as described herein
                  shall have occurred subsequent to the date hereof which would change the opinions expressed above.

                  In rendering the opinions hereinabove expressed, we have relied upon opinions of other counsel to CSW and the Subsidiaries who are qualified to practice in jurisdictions pertaining to the transactions described above in which we are not admitted to practice. We do not express any opinion as to matters governed by any laws other than the Federal laws of the United States of America, the Delaware General Corporation Law, the laws of the State of New York and, to the extent hereinabove stated, the laws of other jurisdictions pertaining to the transactions described above in reliance upon said opinions of counsel to CSW and the Subsidiaries.

                  We hereby consent to the use of this opinion as an exhibit to the Application-Declaration.

                         Very truly yours,


RBW/JMH